Exhibit 10.15
THE ST. JOE COMPANY
DEFERRED CAPITAL ACCUMULATION PLAN
(As Amended and Restated Effective December 31, 2008)

TABLE OF CONTENTS

ARTICLE I NAME, EFFECTIVE DATE AND PURPOSE		1

1.1	Name	1
1.2	Effective Date of Restatement	1
1.3	Purpose	1
1.4	History	1

ARTICLE II DEFINITIONS		1
2.1	“Account” or “Participant’s Account”	1
2.2	“Affiliated Employer”	2
2.3	“Annuity Starting Date”	2
2.4	“Beneficiary” or “Beneficiaries”	2
2.5	“Board of Directors”	2
2.6	“Change in Control”	2
2.7	“Code”	3
2.8	“Company”	3
2.9	“Compensation”	3
2.10	“Compensation Limit”	4
2.11	“Deferral Election Agreement”	4
2.12	“Effective Date of Restatement”	4
2.13	“Eligible Spouse”	4
2.14	“Employee”	4
2.15	“Employee Deferral”	4
2.16	“Employee Deferral Account”	4
2.17	“Employer”	5
2.18	“Employer Match”	5
2.19	“Employer Match Account”	5
2.20	“ERISA”	5
2.21	“Interest”	5
2.22	“Participant”	5
2.23	“Performance-Based Compensation”	5
2.24	“Plan”	5
2.25	“Plan Administrator”	6
2.26	“Plan Year”	6
2.27	“Prior Plan”	6
2.28	“Qualified Salary Deferral Plan”	6
2.29	“Separation from Service”	6
2.30	“Valuation Date”	6

ARTICLE III ELIGIBILITY AND PARTICIPATION		6
3.1	Eligibility	6
3.2	Notification	7
3.3	Date of Participation	7

ARTICLE IV CREDITS TO ACCOUNTS AND VESTING IN ACCOUNTS		7
4.1	Deferral Election	7
4.2	Employee Deferrals	9
4.3	Employer Match	10
4.4	Vesting in Account	10
4.5	Termination for Unforeseeable Emergency and Hardship Withdrawals	10

ARTICLE V PARTICIPANT ACCOUNTS		11
5.1	Separate Account	11
5.2	Interest	11
5.3	Valuation of the Account	11
5.4	Participant Statement	11

ARTICLE VI PAYMENT OF VESTED ACCOUNTS		12
6.1	Timing of Payment	12

ARTICLE VII BENEFICIARY DESIGNATION FOR DEATH BENEFITS		14
7.1	Beneficiary Designation	14
7.2	Change in Beneficiary Designation	14
7.3	Lack of Beneficiary Designation or Surviving Beneficiary	14

ARTICLE VIII ADMINISTRATION OF THE PLAN		15
8.1	Responsibility of the Plan Administrator	15
8.2	Powers and Duties of Plan Administrator	15
8.3	Expenses of the Plan Administrator and Plan Costs	16
8.4	Selection of Plan Professional Counselors	16
8.5	Records of the Plan Administrator	16
8.6	Plan Administrator’s Right to Administer and Interpret the Plan	16
8.7	Claims Procedure	16
8.8	Indemnity of the Plan Administrator	17

ARTICLE IX AMENDMENT AND TERMINATION		17
9.1	Amendment	17
9.2	Termination	18

ARTICLE X MISCELLANEOUS		18
10.1	Unsecured Creditor	18
10.2	Unfunded Plan	18
10.3	Non-Assignability	19
10.4	Not a Contract of Employment	19
10.5	Source of Plan Benefits	19
10.6	Binding Agreement	19
10.7	Invalidity of Certain Provisions	19
10.8	Incapacity	20
10.9	Masculine, Feminine, Singular and Plural	20

10.10	Taxes	20
10.11	Governing Law	20

ARTICLE I
NAME, EFFECTIVE DATE AND PURPOSE
1.1	Name

The name of the Plan is “The St. Joe Company Deferred Capital Accumulation Plan,” hereinafter referred to as the “Plan.”

1.2	Effective Date of Restatement

The effective date of this amended and restated Plan is December 31, 2008.

1.3	Purpose

The purpose of the Plan is to provide supplemental deferred compensation benefits to certain selected management and highly compensated employees of the Employer. The Plan is not intended to be a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees.

1.4	History

The Plan was originally part of The St. Joe Company Supplemental Executive Retirement Plan (“Prior Plan”), which was established effective January 1, 1998. Effective as of January 1, 2000, the Company established this separate Plan and transferred to it certain benefit liabilities previously accrued under Article IV and Article V of the Prior Plan. The Plan is a continuation of the Prior Plan with respect to such benefit liabilities. Such benefit liabilities shall be held, administered and paid in accordance with the terms of this Plan, as hereinafter amended and in effect.
ARTICLE II
DEFINITIONS
2.1	“Account” or “Participant’s Account”

Means the notional account maintained by the Plan Administrator pursuant to Section 5.1 which shall be credited with Employee Deferrals and the Employer Match, as adjusted for Interest and any distributions.

2.2	“Affiliated Employer”

Means a corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o), but only for the period during which such other entity is affiliated with the Company under Code Section (b), (c), (m) or (o).

2.3	“Annuity Starting Date”

Means the date as of which a distribution to a Participant or Beneficiary is made.

2.4	“Beneficiary” or “Beneficiaries”

Means the person or persons who will receive benefits under the Plan after the Participant’s death as determined under Article VII.

2.5	“Board of Directors”

Means the Board of Directors of the Company, or its delegee, as constituted from time to time.

2.6	“Change in Control”

Means:
(a)	During any single transaction, or in a series of transactions over a twelve month period, 35% or more of the outstanding voting stock of the Company is acquired by any person or group; or

(b)	Stockholders of the Company replace, during any twelve month period, the Board of Directors, and the newly appointed Directors are not endorsed by a majority of the then sitting Board of Directors.

(c)	The Company is a party to a merger or similar transaction, as a result of which, a person of group acquires ownership or more that 50% of the total fair market value or total voting power of the stock of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing to the contrary, a transaction or series of transactions that does not constitute a change in ownership, change in effective control or change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations (as amended from time to time), shall not constitute a Change in Control for purposes of the Plan.

2.7	“Code”

Means the Internal Revenue Code of 1986, as amended from time to time. Any reference to the Code shall include any regulation and formal guidance issued thereunder.

2.8	“Company”

Means The St. Joe Company and any successor thereto.

2.9	“Compensation”

Means the gross base salary, commissions, and bonuses which are reported on IRS Form W-2; provided, however, regardless of when such remuneration was earned, “Compensation” does not include:
(a)	any amounts processed within pay periods which end 31 days or more after termination of employment,

(b)	sign-on and new hire referral bonuses,

(c)	commissions on sale of own residence,

(d)	severance pay,

(e)	payments made after the death of the Employee,

(f)	recoverable draws,

(g)	distributions from any qualified or nonqualified retirement plan, and

(h)	gratuities and tips.
The Employer’s classification of income and its determination as to the date paid for purposes of this paragraph shall be conclusive and binding on Participants. As used herein, the term “gross base salary” includes overtime and certain wage replacement payments such as PTO, holiday, bereavement, jury duty, disaster pay, volunteer pay, and military duty (in no event less than the amount required by Code Section 414(u)); elective deferrals under Code Section 402(g)(3); amounts contributed or deferred under Code Section 125; and effective January 1, 2001, elective amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f)(4).

2.10	“Compensation Limit”

Means the limit under Code Section 401(a)(17) applicable to the Plan Year, as adjusted under Code Section 401(a)(17)(B).

2.11	“Deferral Election Agreement”

Means the form provided by the Plan Administrator on which the eligible Employee or Participant may elect to defer a percentage of his Compensation and elect the timing and form of distribution of his Account pursuant to Section 4.1.

2.12	“Effective Date of Restatement”

Means December 31, 2008, the effective date of this amended and restated Plan. The Plan was originally effective January 1, 1998.

2.13	“Eligible Spouse”

Means the Participant’s surviving legal spouse who is legally married to the Participant on the date of death of the Participant.

2.14	“Employee”

Means a person who is a common law employee of an Employer for federal income tax purposes. In no event shall the following persons be considered to be “Employees” for purposes of the Plan:
(a)	Individuals having the status of an independent contractor; and

(b)	Persons who are leased employees within the meaning of Section 414(n) of the Code.
2.15	“Employee Deferral”

Means the credits made on behalf of a Participant under the Plan pursuant to the Participant’s Deferral Election Agreement.

2.16	“Employee Deferral Account”

Means the subaccount maintained on behalf of a Participant which shall be comprised of Employee Deferrals made on behalf of the Participant, as adjusted for Interest and applicable distributions.

2.17	“Employer”

Means the Company and any other Affiliated Employer which has adopted this Plan with the approval of the Plan Administrator.

2.18	“Employer Match”

Means the credits made on behalf of a Participant pursuant to Section 4.3.

2.19	“Employer Match Account”

Means the subaccount maintained on behalf of a Participant which shall be comprised of the Employer Match made on behalf of a Participant, as adjusted for Interest and applicable distributions.

2.20	“ERISA”

Means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to ERISA shall include any regulations and formal guidance issued thereunder.

2.21	“Interest”

Means a credit made to a Participant’s Account pursuant to Section 5.2.

2.22	“Participant”

Means an Employee to whom or with respect to whom a benefit is payable under the Plan.

2.23	“Performance-Based Compensation”

Means bonus compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of organizational or individual performance criteria that (i) are established in writing by no later than 90 days after the commencement of the period of service to which the criteria relate (the performance period), provided the outcome is substantially uncertain at the time the criteria are established, and (ii) relate to a performance period of at least twelve consecutive months, and which otherwise satisfies the definition of “performance-based compensation” as defined in Section 1.409A-1(e) of the U.S. Treasury Regulations (as amended from time to time).

2.24	“Plan”

Means The St. Joe Company Deferred Capital Accumulation Plan as herein set forth and as it may hereafter be amended from time to time.

2.25	“Plan Administrator”

Means the Plan Administrator appointed pursuant to Section 8.1 of the Plan.

2.26	“Plan Year”

Means the calendar year.

2.27	“Prior Plan”

Means the St. Joe Corporation Supplemental Executive Retirement Plan, as amended and in effect immediately prior to January 1, 2000.

2.28	“Qualified Salary Deferral Plan”

Means The St. Joe Company 401(k) Plan, as amended from time to time.

2.29	“Separation from Service”

Means an Employee’s termination of employment (as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations (as amended from time to time), applying the default terms thereof) on account of death, retirement or any other reason, from his or her Employer and all persons that would be treated as a single employer with his or her Employer under the rules of Code sections 414(b) and (c), but substituting references to “at least 50%” for “at least 80%” each place it is used in Code sections 1563(a)(1), (2) or (3) or Section 1.415(c)-2 of the U.S. Treasury Regulations (as amended from time to time).

2.30	“Valuation Date”

Means the last day of each calendar quarter. The Plan Administrator may establish more frequent Valuation Dates in its discretion.
Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1	Eligibility
(a)	An Employee of the Employer shall be eligible to participate in the Plan if:
(1)	Such Employee is a member of a select group of management or highly compensated employees under Sections 201, 301 and 401 of ERISA;

(2)	Such Employee’s Compensation exceeds or is expected to exceed the Compensation Limit;

(3)	Such Employee is eligible to participate in the Qualified Salary Deferral Plan; and

(4)	Such Employee is selected by the Plan Administrator to participate in this Plan.
(b)	The Plan Administrator may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive. In the event that it is determined that a Participant has failed to meet the eligibility requirements for participation with respect to a Plan Year, such Participant shall continue to participate in the Plan and make Employee Deferrals and receive Interest, but shall not be entitled to Employee Matches for such Plan Year.
3.2	Notification

The Plan Administrator shall notify in writing each Employee whom it has determined is eligible to participate in the Plan and shall explain the rights, privileges and duties of a Participant in the Plan. The Plan Administrator shall provide to each eligible Employee the forms necessary for the eligible Employee to make the elections provided for in the Plan.

3.3	Date of Participation

An Employee who is eligible to participate as of the Effective Date of Restatement shall be or become a Participant as of January 1, 2009. Each other Employee who becomes eligible to participate in the Plan shall become a Participant on the applicable date provided in Section 4.1 below. An eligible Employee must complete a Deferral Election Agreement to participate in the Plan for any Plan Year.
ARTICLE IV
CREDITS TO ACCOUNTS AND VESTING IN ACCOUNTS
4.1	Deferral Election
(a)	General. In order to reduce Compensation and make corresponding Employee Deferrals in any Plan Year, an eligible Employee or Participant must properly complete and file a Deferral Election Agreement with the Plan Administrator prior to the first day of such Plan Year, or such earlier date as may be established by the Plan Administrator. A timely filed Deferral Election Agreement shall apply to Compensation for services performed during the Plan Year to which it relates. Notwithstanding the preceding sentence, Compensation payable after the last day of a Plan Year solely for services performed during the final payroll period containing the last day of the Plan Year under the Employer’s normal payroll procedures shall be treated as Compensation for services performed during the subsequent Plan Year in which the payment is made, in accordance with Section 1.409A-2((a)(13) of the U.S. Treasury Regulations (as amended from time to time).

(b)	Performance-Based Election. Notwithstanding subsection (a) above to the contrary, a Deferral Election Agreement with respect to Bonus Compensation that qualifies as Performance-Based Compensation may be filed prior to the date which is six months prior to the end of the applicable performance period, or such earlier date as may be established by the Plan Administrator, provided that both (i) the eligible Employee or Participant has performed services continuously from the later of the beginning of the applicable performance period or the date the performance criteria were established through the date the Deferral Election Agreement is filed; and (ii) the amount of the Bonus Compensation is not readily ascertainable as defined in Section 1.409A-2(a)(8) of the U.S. Treasury Regulations (as amended from time to time) on or before the date the Deferral Election Agreement is filed.

(c)	Initial Eligibility Election. Notwithstanding subsections (a) or (b) above to the contrary, any Employee who first becomes eligible to participate in the Plan (including, for this purpose, any other similar, account-based plan sponsored by his or her Employer, and all persons that would be treated as a single employer with his or her Employer under the rules of Code sections 414(b) and (c), that is required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations) subsequent to the beginning of a Plan Year may elect to make Employee Deferrals under the Plan with respect to Compensation earned for services performed during the remainder of such Plan Year by filing a Deferral Election Agreement with the Plan Administrator. Such election must be filed by no later than thirty (30) days after the date on which such Employee first becomes eligible to participate, or such earlier date as may be established by the Plan Administrator, and shall only apply with respect to Compensation earned for services performed subsequent to the date of such election.

If an eligible Employee who previously participated in the Plan has a Separation from Service or otherwise ceases to be eligible to participate in the Plan and then again becomes eligible to participate in the Plan during a subsequent Plan Year, the Employee shall be eligible to submit a deferral election for that Plan Year in accordance with the paragraph above only if he or she (i) has been paid all amounts previously deferred under the Plan (including, for purposes of this subclause (i) and subclause (ii) below, any other plan that is required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations), and on or before the date of the last payment, was not eligible to continue (or to elect to continue) to participate in the Plan for periods after the last payment, or (ii) has not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date he or she again becomes eligible to participate in the Plan. An Employee who again becomes eligible to participate in the Plan but who is not eligible to or who elects not to submit a deferral election pursuant to this paragraph may nevertheless elect to submit a deferral election for any subsequent Plan Year in accordance with subsections 2(a) and (b) above.

(d)	Annual and Special Elections. On the Deferral Election Agreement, the eligible Employee shall:
(i)	Annual Election. Authorize or not authorize Employee Deferrals pursuant to Section 4.2. If an eligible Employee or Participant fails to file a Deferral Election Agreement, such Employee or Participant shall be deemed to have elected not to make Employee Deferrals. If Employee Deferrals are not authorized, no Employer Match shall be made on behalf of such eligible Employee or Participant.

(ii)	Special Elections. Make a Change in Control election. Before an eligible Employee’s first Plan Year of participation or on or before the date an eligible Employee files an initial eligibility election pursuant to Section 4.1(c), he may irrevocably elect to receive a distribution of his Account upon a Change in Control as described in Section 6.1(c). If the eligible Employee or Participant fails to timely make such an election, he shall be deemed to have irrevocably elected not to receive a distribution upon Change in Control.
(e)	Deferral Election Irrevocable. A Deferral Election Agreement, or any deemed election, shall remain in effect for the entire Plan Year to which it relates. No changes may be made during the Plan Year.
4.2	Employee Deferrals
Pursuant to Section 4.1, a Participant or eligible Employee may elect to reduce his Compensation and make the following corresponding Employee Deferrals:
(a)	Compensation Other Than Bonus Compensation. A minimum amount of 1% and a maximum amount of 50% of Compensation (in whole percentages) exclusive of such Participant’s Bonus Compensation.
(b)	Bonus Compensation. A minimum amount of 1% and a maximum amount of 75% (in whole percentages) of such Participant’s Bonus Compensation. “Bonus Compensation” means the annual cash bonus, if any, payable to the Participant under the Company’s Annual Incentive Plan for services performed during the Plan Year to which the Deferral Election Agreement relates. Bonus Compensation does not include any other types of “bonuses” paid by the Company, including without limitation sign-on bonuses.
All Employee Deferrals shall be credited to the Participant’s Employee Deferral Account as of the last day of the payroll period in which the Employee Deferrals would have been paid to the Participant had they not been deferred pursuant to the Deferral Election Agreement.

4.3	Employer Match

An Employer Match shall be credited to the Employer Match Account of each Participant in accordance with this Section 4.3. The Employer Match shall be made at the rate of twenty-five percent (25%) of the Participant’s Employee Deferrals made with respect to Compensation in excess of the Compensation Limit; provided, however, that in determining the Employer Match to be allocated to a Participant, Employee Deferrals in excess of six percent (6%) of Compensation in excess of the Compensation Limit shall be disregarded. No Employer Match shall be credited to the Employer Match Account of a Participant with respect to Employee Deferrals made with respect to Compensation below the Compensation Limit.

The Employer Match shall be credited to a Participant’s Employer Match Account as of the last day of each corresponding payroll period; provided, however, that no Employer Match shall be credited until the Participant’s year-to-date Compensation exceeds the Compensation Limit. For purposes of computing the Employer Match, the Participant’s Employee Deferrals for the Plan Year shall be divided by the Participant’s year-to-date Compensation in excess of the Compensation Limit. The resulting amount shall be the Participant’s Employee Deferrals on pay in excess of the Compensation Limit and shall be used to calculate the Employer Match in accordance with the foregoing.

4.4	Vesting in Account

A Participant shall always be one hundred percent (100%) vested in his Account.

4.5	Termination for Unforeseeable Emergency and Hardship Withdrawals

The preceding Sections of this Article IV notwithstanding, the Deferral Election Agreement of a Participant who takes an Unforeseeable Emergency withdrawal (as defined in Section 6.1(f)) or a hardship withdrawal (as defined in Code Section 401(k)(2)(B)(i)(IV)) from the Qualified Salary Deferral Plan or any other qualified plan maintained by the Employer or an Affiliated Employer shall automatically be terminated as of the date such Unforeseeable Emergency withdrawal or hardship withdrawal is distributed. Such a Participant may not make Employee Deferrals or receive corresponding Employer Matches under this Plan for the remainder of that Plan Year or the immediately following Plan Year if the 6 month suspension period (or such longer time as required by law) for deferrals under the Qualified Salary Deferral Plan following the receipt of the hardship withdrawal extends into such following Plan Year. Any later deferral election by such Participant, if eligible, shall be made in accordance with the requirements of Section 4.1.

ARTICLE V
PARTICIPANT ACCOUNTS
5.1	Separate Account

The Plan Administrator shall maintain separate accounts for each Participant in order to reflect his interest in the Plan. Each Participant’s Account shall be comprised of his Employee Deferral Account and his Employer Match Account.

5.2	Interest

A Participant’s Account shall be credited with interest at the rate determined by the Company’s Board of Directors for a given Plan Year (hereinafter the “Annual Yield”). Such Annual Yield shall be credited in the following manner:
(a)	Employee Deferrals and the Employer Match made on behalf of a Participant during the Plan Year of reference shall be credited with the Annual Yield for such Plan Year based on the assumption that the Annual Yield will be earned proportionally throughout the Plan Year.
(b)	The Participant’s Account balance as of the first day of the Plan Year shall be credited with the Annual Yield for the entire Plan Year.
For Plan Years beginning prior to January 1, 2000, the Annual Yield shall be determined in accordance with the terms of the Prior Plan.
5.3	Valuation of the Account

As of each Valuation Date, the Plan Administrator shall adjust the previous Account balance for Employee Deferrals, Employer Match, Interest and distributions. Upon complete distribution of a Participant’s Account, the Participant’s Account shall be cancelled.

5.4	Participant Statement

The Plan Administrator may, in its sole discretion and at such times as it shall determine, provide the Participant with a statement of the value of his Account.

ARTICLE VI
PAYMENT OF VESTED ACCOUNTS
6.1	Timing of Payment
A Participant’s Account will be automatically paid to him (or if the Participant has died, his Beneficiary) as of the earliest of the following (or as soon as administratively possible but in any event within 90 days thereafter):
(a)	Separation from Service
Except in the case of a Participant who began receiving a distribution of his Account in installments beginning in the 2005 Plan Year or earlier, if a Participant has a Separation from Service for any reason other than death, such Participant’s Account shall be paid to him by the Employer in a single lump sum. Payment of such benefits shall be made on or as soon as administratively practicable (but in any event within 90 days) after the date which is six (6) months following such Separation from Service. The amount of any lump sum distribution shall equal the value of the Participant’s Account as of the immediately preceding Valuation Date.
A Participant who began receiving a distribution of his Account in installments beginning in the 2005 Plan Year or earlier shall continue to have his Account distributed to him under the applicable installment schedule, as previously provided in the Plan.
(b)	Death
(1)	If a Participant dies while in service, the Participant’s Beneficiary shall be entitled to a death benefit payable as a lump sum amount equal to the Participant’s vested Account. Such death benefit shall be paid to the Participant’s Beneficiary on or as soon as administratively practicable (but in any event within 90 days) after the date of the Participant’s death and shall be equal to the value of the Participant’s Account as of the Valuation Date immediately preceding such payment date.
(2)	If the Participant dies following his termination of service and before receiving all benefits payable to him under the Plan, the balance of the Participant’s vested Account shall be paid by the Employer to the Participant’s Beneficiary in a lump sum amount. Such death benefit shall be paid to the Participant’s Beneficiary on or as soon as administratively practicable (but in any event within 90 days) after the date of the Participant’s death and shall be equal to the undistributed value of the

Participant’s Account as of the Valuation Date immediately preceding such payment date.
(c)	Change in Control
In the event that a Change in Control occurs with respect to the Company, if a Participant has timely elected pursuant to Section 4.1(d)(ii) to receive a distribution upon a Change in Control, his Account shall be paid to him by the Employer in a lump sum. Payment of such benefit shall be on the first day of the calendar month immediately following the Change in Control, with the amount of such distribution equal the value of the Participant’s Account as of the Valuation Date immediately preceding such payment date.
(d)	Disability
In the event of a Participant’s Disability, the Participant’s Account shall be paid to him by the Employer in a lump sum. Payment of such benefit shall be made as soon as administratively possible (but in any event within 90 days) after the date on which the Participant’s is deemed to have experienced a Disability, and the amount of such distribution shall equal the value of the Participant’s Account as of the Valuation Date immediately preceding such payment date.
Disability means (i) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than 3 months under a disability plan covering employees of the Participant’s Employer. The Plan Administrator shall determine whether a Participant is disabled for this purpose in its sole discretion, provided that a Participant will be deemed disabled if determined to be totally and permanently disabled by the Social Security Administration.
(e)	Unforeseeable Emergency
If a Participant experiences an Unforeseeable Emergency, the Participant may request a distribution of all or any portion of his or her entire Account balance in an amount necessary in the Plan Administrator’s judgment to satisfy the emergency need (including any amounts necessary to pay any federal, state, local or foreign taxes or penalties reasonably anticipated to result from such distribution). Whether an Unforeseeable Emergency has occurred will be determined solely by the Plan Administrator, which has the complete and exclusive discretion and authority to make such determination. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Plan Administrator, upon written request submitted by the Participant.

An Unforeseeable Emergency is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s designated beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each situation, but, in any event, any distribution under this Section shall not exceed the amount required by the Participant to resolve the hardship after: (i) reimbursement or compensation through insurance or otherwise; (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship; and (iii) termination of the Participant’s deferral election under the Plan as provided in Section 4.5 above.
ARTICLE VII
BENEFICIARY DESIGNATION FOR DEATH BENEFITS
7.1	Beneficiary Designation

Each Participant shall designate a person or persons or a trust to be his Beneficiary or Beneficiaries to whom his Account under this Plan shall be paid to in event of the Participant’s death prior to the complete distribution of such Account under the Plan. A beneficiary designation can only be made on the form provided by the Plan Administrator for such purpose and shall only be effective when filed with the Plan Administrator during the Participant’s lifetime.

7.2	Change in Beneficiary Designation

Any beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by filing a new beneficiary designation with the Plan Administrator. The filing of a new beneficiary designation election will cancel the previous beneficiary designation. However, any beneficiary designation shall remain in effect until a new beneficiary designation election is made in accordance with the foregoing.

7.3	Lack of Beneficiary Designation or Surviving Beneficiary

If a Participant has not designated a Beneficiary under this Plan or there is no surviving Beneficiary under this Plan, the Beneficiary shall be the same as designated by the Participant under the Qualified Salary Deferral Plan. If a Beneficiary has not been designated under the Plan or the Qualified Salary Deferral Plan, or if no designated Beneficiary is surviving, distribution shall be made to the Participant’s Eligible Spouse, and if there is no Eligible Spouse in equal shares to any surviving children of the

Participant. In the event none of the above-named individuals survives the Participant, distribution shall be made in a lump sum to the Participant’s estate.
ARTICLE VIII
ADMINISTRATION OF THE PLAN
8.1	Responsibility of the Plan Administrator

Except for the functions reserved to the Company, an Employer, or the Board of Directors, the Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions hereof. The Compensation Committee of the Board of Directors has the authority to appoint, remove or replace the Plan Administrator. In the absence of a specific appointment, the Company shall be the Plan Administrator.

8.2	Powers and Duties of Plan Administrator

The Plan Administrator, subject to the limitations herein contained and to such other restrictions as the Board of Directors may make, shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the provisions of Plan. The determination of the Plan Administrator as to any question involving the general administration and interpretation of the Plan shall be final, conclusive and binding. Any discretionary actions to be taken under the Plan by the Plan Administrator with respect to the classification of Employees, Participants, Beneficiaries, contributions, or benefits shall be uniform in their nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:
(a)	To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition of receiving any benefits under the Plan;

(b)	To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(c)	To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, which findings shall be binding, final and conclusive;

(d)	To decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan;

(e)	To determine the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan. The Plan Administrator may require claims for benefits to be filed in writing, on such forms and containing such information as the Plan Administrator may deem necessary. Adequate notice shall be provided in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been wholly or partially denied. The Plan’s claims review procedure is more particularly described in Section 8.7. Notice of denial of a claim shall be written in a manner calculated to be understood by the Participant or his Beneficiary and shall afford reasonable opportunity to the Participant or his Beneficiary whose claim for benefits has been denied for a full and fair review of the decision denying the claim;

(f)	To allocate any such powers and duties to or among individual members of any administrative committee serving as the Plan Administrator; and

(g)	To designate persons other than the Plan Administrator to carry out any duty or power which would otherwise be a responsibility of the Plan Administrator, under the terms of the Plan.
8.3	Expenses of the Plan Administrator and Plan Costs
The expenses of administering the Plan, including the printing of literature and forms related thereto, the disbursement of benefits thereunder, and the compensation of administrative organizations, agents, consultants, actuaries, legal counsel, or other professional counselor, shall be paid by the Employer.

8.4	Selection of Plan Professional Counselors

The Plan Administrator may employ legal counsel, a qualified public accountant, consultant, actuary and such clerical and other accounting services as it may require in carrying out the provisions of the Plan or in complying with requirements imposed by ERISA and the Code.

8.5	Records of the Plan Administrator

The Plan Administrator shall keep a record of all its proceedings, which shall be open to inspection by the Employer.

8.6	Plan Administrator’s Right to Administer and Interpret the Plan

The Plan Administrator shall have the absolute power, discretion, and authority to administer and interpret the Plan and to adopt such rules and regulations as in the opinion of the Plan Administrator are necessary or advisable to implement, administer, and interpret the Plan, or to transact its business. Any decision by the Plan Administrator or interpretation of the Plan by the Plan Administrator shall be given the fullest deference permitted by law. Such rules and regulations as are adopted by the Plan Administrator shall be binding upon any persons having an interest in or under the Plan.

8.7	Claims Procedure

A claim for benefits under the Plan must be made to the Plan Administrator in writing. The Plan Administrator shall provide adequate notice electronically or in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the Participant or Beneficiary. Such notice shall be provided within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan unless the Plan Administrator determines that special circumstances require additional time, in which case written notice indicating the special circumstances and expected determination date shall be furnished to the claimant prior to the termination of the initial 90-day period, but in no event shall such extension exceed 90 days from the end of the initial period. If a claim is denied, in whole or in part, the Plan Administrator shall send electronically or in writing the claimant a notice of denial explaining the reasons for denial of the claim. A claimant whose claim has been denied, or his authorized representative, may request a review of the denial, but such a request must be sent electronically or in writing, and must be submitted to the Plan Administrator within sixty (60) days after the claimant’s receipt of the notice of denial. The review of a claim which has been denied shall be made by the Plan Administrator within sixty (60) days of the receipt of the request for review, unless the Plan Administrator determines that special circumstances require additional time, in which case a decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review. The decision on the review shall be sent electronically or in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific reference to the pertinent Plan provisions on which the decision is based. If a claim is denied on appeal by the Plan Administrator, the claimant may appeal such denial to the Compensation Committee of the Board of Directors by filing a written or electronic request for review with the Compensation Committee within sixty (60) days after the claimant’s receipt of the notice of denial. The Compensation Committee shall render a decision on the appeal, electronically or in writing, within one hundred twenty (120) days after receipt of the request for review. The Plan Administrator and Compensation Committee of the Board of Directors shall have absolute authority and discretion to adjudicate claims under this Section and any such adjudication shall be given the fullest deference permitted by law.

8.8	Indemnity of the Plan Administrator

The Employer shall indemnify and hold harmless the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE IX
AMENDMENT AND TERMINATION
9.1	Amendment

The Company, although it intends the Plan to be permanent, reserves the right to amend the Plan at any time. However, no amendment shall have the effect of reducing the amount of the benefit which has accrued to a Participant as of the amendment date. Furthermore, no amendment shall cause a forfeiture of the benefit accrued as of the amendment date or make the vesting provisions of the Plan more restrictive with regard to such benefit. Any such amendment shall be made pursuant to a resolution of the Board of Directors.

9.2	Termination

The Company reserves the right to terminate the Plan at any time. However, no termination shall have the effect of reducing the amount of the benefit which has accrued to a Participant as of the termination date. The Plan may only be terminated by resolution of the Board of Directors. Upon such termination, a Participant shall remain vested in the benefit which has accrued to him or her under the Plan as of the date of such termination, but no further benefits, other than Interest, shall accrue after the date of termination. After termination of the Plan, each Participant’s Account shall be held and disbursed in accordance with the otherwise applicable terms of the Plan, unless the Board of Directors authorizes an earlier distribution in accordance with the requirements of Section 1.409A-3(j)(4)(ix) of the U.S. Treasury Regulations.
ARTICLE X
MISCELLANEOUS
10.1	Unsecured Creditor

Participants and their Beneficiaries under this Plan shall have solely those rights of unsecured creditors of the Employer. Except to the extent otherwise provided in any trust established by the Employer to pay Plan benefits, as described in Section 10.2, any and all assets of the Employer shall not be deemed to be held in trust for any Participant or his Beneficiary, nor shall any assets be considered security for the performance of obligations of the Employer and said assets shall at all times remain unpledged, unrestricted general assets of the Employer. The Employer’s obligation under the Plan shall be an unsecured and unfunded promise to pay benefits at a future date.

10.2	Unfunded Plan

The Employer may contribute assets to a trust fund in order to pay some or all benefits to Participants and their Beneficiaries. However, no funds or assets shall be segregated or physically set aside with respect to the Employer’s obligations under the Plan in a manner which would cause the Plan to be “funded” for purposes of ERISA and/or the Internal Revenue Code. This Plan shall be maintained to provide supplemental retirement benefits for a select group of management and highly compensated employees. Any Participant’s Account under the Plan is maintained for recordkeeping purposes only and is not to be construed as funded for tax or ERISA purposes.

If the Employer establishes a trust fund in connection with the Plan, the assets of such trust fund shall be subject to the claims of the general creditors of the Employer in the event that the Employer becomes insolvent.

10.3	Non-Assignability

Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or Beneficiary in such manner as the Plan Administrator shall direct.

10.4	Not a Contract of Employment

This Plan shall not be deemed to constitute an employment contract between the Employer and any Employee or other person whether or not in the employ of the Employer, nor shall anything herein contained be deemed to give any Employee or other person whether or not in the employ of the Employer any right to be retained in the employ of the Employer, or to interfere with the right of the Employer to discharge any Employee at any time and to treat him without any regard to the effect which such treatment might have upon him as a Participant of the Plan.

10.5	Source of Plan Benefits

The Employer shall be the sole source of benefit under this Plan, and each Employee, Participant, Beneficiary, or any other person who shall claim the right to any payment or benefit under this Plan shall be entitled to look only to the Employer for payment of benefits.

10.6	Binding Agreement

This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

10.7	Invalidity of Certain Provisions

If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this Plan shall be construed and enforced as if such provision had not been included.

10.8	Incapacity

If the Plan Administrator determines that any person entitled to payments under the Plan is a minor or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Plan, the Company, any Employer, and the Plan Administrator.

10.9	Masculine, Feminine, Singular and Plural

The masculine shall include the feminine and the singular shall include the plural and the plural the singular wherever the person or entity or context shall plainly so require.

10.10	Taxes

It is the intent of the Company that amounts deferred under the Plan shall not be subject to federal income tax until distributed from the Plan. However, the Company does not guarantee or warrant that Plan benefits will be excludable from a Participant’s gross income for federal or state income tax purposes until distributed, and the Participant (or Beneficiary) shall in all cases be liable for any taxes due on benefits attributable to such Participant or Beneficiary.

The Plan Administrator shall make appropriate arrangements to (a) withhold FICA/FUTA taxes due on amounts accrued and vested under the Plan and (b) withhold federal and state income taxes due on amounts distributed from the Plan. Further, the Plan Administrator may make appropriate arrangements to withhold for any other taxes required to be withheld by any government or governmental agency.

10.11	Governing Law

The provisions of the Plan shall be construed, administered and governed under applicable Federal law and, to the extent not preempted by Federal law, the laws of the State of Florida.
IN WITNESS WHEREOF, the undersigned has caused the Plan to be executed on its behalf this 17th day of December, 2008, to be effective as of December 31, 2008.

THE ST. JOE COMPANY
By	/s/ Rusty Bozman
Rusty Bozman
Vice President-Human Resources and Plan Administrator